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                                    EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

CONTACT:
Aamir Sheikh               Richard Moran
Director,                  President
Enterprise Wide Risk       and Chief Executive Officer
Management Services        Redpoint Software, Inc.
BARRA, Inc.                508.870.0070
510.548.5442

Jennifer Hinchman          Pamela Nezil
Manager, Corporate         Director of Marketing
Communications             Redpoint Software, Inc.
BARRA, Inc.                508.870.5796
510.649.4548


BARRA ANNOUNCES CLOSE OF ACQUISITION
OF ENTERPRISE RISK MANAGEMENT
FIRM REDPOINT SOFTWARE, INC.

Berkeley, Calif., June 18, 1998-BARRA, Inc. (NASDAQ: BARZ), a leading provider of innovative analytical software and data, consulting, and money management services, today announced the closing of the acquisition of substantially all of the assets and certain liabilities of Redpoint Software, Inc., a leading supplier of integrated risk management solutions and enterprise wide data
management systems.   The purchase is for approximately $5.5 million in cash,
plus contingent payments of up to an additional $12.5 million over a period of two years following the closing, based upon the financial performance of the acquired assets. The acquisition will be accounted for using the purchase method of accounting.

BARRA, founded in 1975, provides innovative analytical models, software, consulting, investment data and money management services that enable its clients worldwide to make superior investment and trading decisions. Based in Berkeley, Calif., BARRA also has offices in major financial centers throughout the world. Information on BARRA is also available on-line at http://www.barra.com.

Each statement in this news release containing any form of the word "will" is a forward-looking statement that may involve a number of risk factors and uncertainties. Among other factors that could cause actual results to differ materially are the following: the difficulties or delays in integrating the BARRA and Redpoint product lines or planned product releases. For more information on potential factors, please refer to the Company's SEC filings, copies of which are available from the Company without charge or which can be found on-line at the Company's URL listed above.

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